EXHIBIT 99.1

HomeTrust Bancshares, Inc. Reports First Quarter Fiscal Year 2015 Financial Results

ASHEVILLE, N.C., October 29, 2014 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company), the holding company of HomeTrust Bank, N.A., today announced preliminary net income of $2.3 million for the first quarter of fiscal year 2015, compared to $3.3 million for the same period a year ago. The decrease in net income for the first quarter of fiscal 2015 was primarily the result of a $2.1 million decrease in the recovery for loan losses and a $1.2 million increase in merger expenses related to the acquisitions of Jefferson Bancshares, Inc. (“Jefferson”), Bank of Commerce and our pending acquisition of ten branch banking operations from Bank of America. In addition, during the first quarter of fiscal 2014, the Company recorded a nonrecurring $962,000 charge related to the decline in value of our deferred tax assets based on decreases in North Carolina’s state corporate tax rates. On a basic and diluted per share basis, the Company earned $0.12 per share in the first quarter of fiscal 2015, compared to $0.17 per share in the first quarter of fiscal 2014.

In announcing these results, Dana Stonestreet, Chairman, President and CEO said, “Our strategic goal has been to position the organization for meaningful long-term growth. As a result of the acquisitions of BankGreenville, Jefferson, and Bank of Commerce over the last fifteen months, we are seeing progress toward achieving that goal. In the first quarter of fiscal 2015, our loan portfolio grew by $111.7 million, with $86.2 million of that growth attributed to the Bank of Commerce acquisition. We are encouraged that the remaining $25.5 million represents organic net loan growth for the quarter which is an annualized growth rate of 6.8%. We believe our market expansion and enhanced loan origination platform will enable us to continue to increase our loan production and organic loan growth. We are also pleased with the integration progress to date given the early stages of the Jefferson and Bank of Commerce acquisitions and are confident our current strategy will continue to provide revenue growth and enhance long term shareholder value.”

Income Statement Review

Net interest income was $18.6 million for the three months ended September 30, 2014 compared to $13.3 million for the three months ended September 30, 2013. The $5.3 million, or 39.9%, increase was primarily due to increases in interest income of $5.0 million, coupled with a decrease in interest expense of $281,000. The net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2014 increased 25 basis points over the same period last year to 3.99%, due primarily to a $370.4 million increase in average loan balances from our recent acquisitions. The yield on interest-earning assets (on a fully taxable-equivalent basis) for the quarter ended September 30, 2014 increased ten basis points to 4.25% while the rate paid on interest-bearing liabilities decreased 22 basis points to 0.32% as compared to the same period last year. Excluding the amortization of purchase accounting discounts on loans and certificates of deposit, the net interest margin (on a fully taxable-equivalent basis) for the quarter ended September 30, 2014 increased 13 basis points to 3.80% compared to 3.67% over the same period last year.

Noninterest income increased $498,000, or 21.9%, to $2.8 million for the first quarter of fiscal 2015 from $2.3 million for the first quarter of fiscal 2014, primarily due to a $383,000, or 56.4%, increase in service charges on deposit accounts due to our recent acquisitions. Noninterest expense for the quarter ended September 30, 2014 increased $6.6 million, or 55.8%, to $18.5 million compared to $11.9 million for the quarter ended September 30, 2013. This increase was primarily related to a $2.6 million increase in salaries and employee benefits, a $1.2 million increase in merger-related expenses, and a $703,000 increase in net occupancy expense all of which were primarily related to our recent acquisitions.

The Company’s income tax expense was $866,000 for the three months ended September 30, 2014, a decrease of $1.8 million compared to the $2.7 million income tax expense for the three months ended September 30, 2013. This decrease was due to lower income before income taxes, as well as a nonrecurring $962,000 charge incurred in the first quarter of fiscal 2014 related to the decline in value of our deferred tax assets based on decreases in North Carolina’s state corporate tax rates. Beginning January 1, 2014, North Carolina’s corporate tax rate was reduced from 6.9% to 6.0% and to 5.0% in 2015 with additional reductions to 3.0% in 2017 possible in the event certain state revenue triggers are achieved. The Company’s effective income tax rate for the quarter ended September 30, 2014 was 27.7%.

Balance Sheet Review

Total assets increased $130.4 million, or 6.3%, to $2.21 billion at September 30, 2014 from $2.07 billion at June 30, 2014. This increase was largely due to the July 31, 2014 acquisition of Bank of Commerce, which increased total assets by $121.0 million. Net loans receivable increased $112.0 million, or 7.6%, at September 30, 2014 to $1.59 billion from $1.47 billion at June 30, 2014, primarily due to $86.2 million in loans acquired from Bank of Commerce. Certificates of deposit in other banks increased $12.1 million, or 7.4%, to $175.9 million at September 30, 2014 from $163.8 million at June 30, 2014 as a result of additional certificates of deposit purchased during the period. Other investments increased $9.1 million primarily due to the purchase of $6.2 million of Federal Reserve Bank stock in conjunction with HomeTrust Bank’s conversion to a national bank on August 25, 2014. We also recorded $4.0 million of goodwill and $640,000 of core deposit intangibles in connection with the Bank of Commerce acquisition.

Total deposits increased $75.7 million, or 4.8%, to $1.66 billion at September 30, 2014 from $1.58 billion at June 30, 2014. This increase was primarily due to the acquisition of Bank of Commerce, which increased total deposits by $93.4 million. This increase was partially offset by a $21.3 million decrease in certificates of deposit as the Company continues to strategically reduce its higher rate deposits. Other borrowings increased to $112.0 million at September 30, 2014 from $50.0 million at June 30, 2014 primarily as a result of $15.2 million in Federal Home Loan Bank advances assumed in the Bank of Commerce acquisition, as well as to fund asset growth.

Stockholders’ equity at September 30, 2014 increased to $378.0 million from $377.2 million at June 30, 2014. The increase in stockholders’ equity primarily reflected a $2.3 million increase in retained earnings as a result of the net income from the first quarter of 2015 partially offset by the repurchase of 142,760 shares of common stock at an average cost of $15.56 per share, or approximately $2.2 million in total. As of September 30, 2014, the Company was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 14.43%, 19.09%, and 20.34%, respectively. As of June 30, 2014, these ratios were 18.03%, 20.87%, and 22.12%, respectively. In addition, HomeTrust Bank, N.A. was categorized as “well capitalized” at September 30, 2014 under applicable regulatory guidelines.

Asset Quality

The allowance for loan losses was $23.1 million, or 1.43% of total loans, at September 30, 2014 compared to $23.4 million, or 1.56% of total loans, at June 30, 2014. The allowance for loan losses was 1.97% of total loans at September 30, 2014, excluding loans acquired from BankGreenville, Jefferson, and Bank of Commerce.

The recovery for loan losses was ($250,000) for the quarter ended September 30, 2014 compared to a ($2.3) million recovery for loan losses for the quarter ended September 30, 2013. The Company’s continued reversal of the provision for loan losses was driven by fewer loan charge-offs and improved asset quality. Net loan charge-offs decreased to $99,000 for the three months ended September 30, 2014 from $573,000 for the same period during the prior fiscal year. Net charge-offs as a percentage of average loans decreased to 0.03% for the quarter ended September 30, 2014 from 0.19% for the same period last fiscal year. Nonperforming loans to total loans decreased to 2.83% at September 30, 2014 from 3.14% at June 30, 2014 and 5.68% at September 30, 2013.

Nonperforming assets totaled $60.0 million, or 2.71% of total assets, at September 30, 2014, compared to $62.7 million, or 3.02% of total assets, at June 30, 2014 and $82.9 million, or 4.95% of total assets, at September 30, 2013. Nonperforming assets included $45.5 million in nonaccruing loans and $14.5 million in real estate owned (“REO”) at September 30, 2014, compared to $47.0 million and $15.7 million, in nonaccruing loans and REO respectively, at June 30, 2014. Included in nonperforming loans are $14.5 million of loans restructured from their original terms. The decrease in nonperforming loans was primarily due to loans returning to performing status as payment history and the borrower’s financial status improved. At September 30, 2014, $23.3 million, or 51.3%, of nonaccruing loans were current on their required loan payments.

The ratio of classified assets to total assets increased to 4.65% at September 30, 2014 from 4.56% at June 30, 2014.  Classified assets increased 8.7% to $102.9 million at September 30, 2014 compared to $94.7 million at June 30, 2014, due primarily to $4.8 million of loans acquired in the Bank of Commerce acquisition, the reclassification of a $1.5 million commercial loan relationship, and various smaller loans across several loan categories.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank, N.A. As of September 30, 2014, the Company had assets of $2.21 billion. The Bank, founded in 1926, is a nationally chartered, community-focused financial institution committed to providing value added community banking through its 36 locations in North Carolina (including the Asheville metropolitan area, the “Piedmont” region, and Charlotte), South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and its commercial loan production office in Roanoke, Virginia. The Bank is the 7th largest community bank headquartered in North Carolina.

On June 10, 2014, HomeTrust announced that the Bank entered into an agreement to purchase the branch banking operations of ten locations in Virginia and North Carolina from Bank of America Corporation. Six of the branches are located in Roanoke Valley, two in Danville, one in Martinsville, Virginia, and one in Eden, North Carolina. The acquisition will add approximately $504 million of deposits. In addition to the branches, the Bank will acquire a small amount of loans as part of the transaction. The Bank expects the purchase to close Friday, November 14, 2014, following satisfaction of customary closing conditions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our recent acquisitions and the pending acquisition of the ten branch banking operations of Bank of America might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this presentation or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Senior Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Selected Financial Data

	At or For the Three Months Ended
	September 30, 2014	June 30, 2014(1)	March 31, 2014	December 31, 2013	September 30, 2013
	(In thousands)
Selected Financial Condition Data:
Total assets	$2,213,895	$2,074,454	$1,632,308	$1,629,325	$1,673,526
Loans held for sale	2,632	2,537	2,276	8,907	6,106
Loans receivable, net(2)	1,585,134	1,473,099	1,140,850	1,142,933	1,167,504
Allowance for loan losses	23,080	23,429	25,269	27,125	29,200
Certificates of deposit in other banks	175,869	163,780	159,699	152,027	145,606
Securities available for sale, at fair value	176,237	168,749	89,882	82,661	97,860
Goodwill	13,768	9,815	2,802	2,802	2,802
Deposits	1,658,793	1,583,047	1,211,904	1,211,447	1,243,488
Other borrowings	112,000	50,000	2,207	2,217	2,227
Stockholders’ equity	378,048	377,151	358,436	358,106	368,066

Asset quality ratios:
Non-performing assets to total assets(3)	2.71%	3.02%	3.90%	4.09%	4.95%
Non-performing loans to total loans(3)	2.83	3.14	4.66	4.84	5.71
Total classified assets to total assets	4.65	4.56	5.93	6.33	7.33
Allowance for loan losses to non- performing loans(3)	50.76	49.84	46.47	47.87	42.69
Allowance for loan losses to total loans	1.43	1.56	2.16	2.32	2.44
Allowance for loan losses to total gross loans excluding acquired loans	1.97	2.05	2.24	2.40	2.53
Net charge-offs to average loans (annualized)	0.03	0.11	0.02	0.46	0.19

Capital ratios:
Equity to total assets at end of period	17.08%	18.18%	21.96%	21.98%	21.99%
Tangible equity to total tangible assets(8)	16.46	17.69	21.81	21.83	21.84
Average equity to average assets	17.49	20.30	22.04	21.97	22.42

	Three Months Ended
	September 30,
	2014	2013	Difference
	(In thousands)
Selected Operations Data:
Total interest income	$19,865	$14,843	$5,022
Total interest expense	1,265	1,546	(281)
Net interest income	18,600	13,297	5,303
Provision (recovery) for loan losses	(250)	(2,300)	(2,050)
Net interest income after provision for loan losses	18,850	15,597	3,253
Fees and service charges	1,062	679	383
Mortgage banking income and fees	846	998	(152)
Other noninterest income	861	594	267
Total noninterest income	2,769	2,271	498
Salaries and employee benefits	9,808	7,177	2,631
Net occupancy expense	1,853	1,150	703
REO-related expenses(4)	320	183	137
Merger-related expenses	1,421	219	1,202
Other	5,095	3,146	1,949
Total noninterest expense	18,497	11,875	6,622
Income before income taxes	3,122	5,993	(2,871)
Income tax expense	866	2,666	(1,800)
Net income	$2,256	$3,327	$(1,071)

	Three Months Ended
	September 30,(5)
	2014	2013
Selected Financial Ratios:
Return on assets (ratio of net income to
average total assets)	0.42%	0.81%
Return on equity (ratio of net income
to average equity)	2.39	3.61
Tax equivalent yield on earning assets(6)	4.25	4.15
Rate paid on interest-bearing liabilities	0.32	0.54
Tax equivalent average interest rate spread (6)	3.93	3.61
Tax equivalent net interest margin(6) (7)	3.99	3.74
Average interest-earning assets to average
interest-bearing liabilities	123.34	131.07
Operating expense to average total assets	3.43	2.89
Efficiency ratio(8)	75.99	70.14

	Three Months Ended
	September 30,
	2014	2013
Per Share Data:
Net income per common share:
Basic	$0.12	$0.17
Diluted	$0.12	$0.17

Average shares outstanding:
Basic	19,178,607	19,288,154
Diluted	19,242,722	19,377,896

Book value per share at end of period	$18.43	$17.88
Tangible book value per share at end of period(8)	$17.63	$17.72
Total shares outstanding at end of period	20,507,248	20,590,544

Average Balance Sheet Data:	For the Three Months Ended September 30,
	2014		2013
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,568,406	4.91%	$1,197,993	4.96%
Interest-earning deposits with banks	188,796	0.93	245.233	0.74
Securities available for sale	170,635	1.89	60,638	1.96
Other interest-earning assets	6,576	3.89	2,093	2.29
Total interest-earning assets	1,934,413	4.25	1,505,957	4.15

Interest-bearing deposits	1,496,623	0.33	1,146,572	0.54
Other borrowings	71,733	0.21	2,367	0.51
Total interest-bearing liabilities	1,568,356	0.32	1,148,939	0.54

Tax equivalent interest rate spread(6)		3.93%		3.61%
Tax equivalent net interest margin(6) (7)		3.99%		3.74%

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated.  At September 30, 2014, there were $14.5 million of restructured loans included in nonaccruing loans and $23.3 million, or 51.3%, of nonaccruing loans were current on their loan payments.

(4)	REO-related expenses include loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented in this earnings release, the efficiency ratio is calculated by dividing total noninterest expense, net of REO-related expenses and merger-related expenses, by the sum of net interest income, total noninterest income and the tax equivalent adjustment, net of realized gain/loss on securities. The efficiency ratio, tangible book value, tangible book value per share, and tangible equity to tangible assets ratio are non-GAAP (generally accepted accounting principles utilized in the United States) financial measures.  The Company believes the efficiency ratio as presented is useful for both investors and management to understand the effects of certain non-interest items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. The Company believes that tangible book value, tangible book value per share, and tangible equity to tangible assets ratio are useful for both investors and management as these are measures commonly used by financial institutions, regulators and investors to measure the capital adequacy of financial institutions. The Company believes these measures facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  The reconciliation of these non-GAAP measures (including the efficiency ratio, tangible book value, tangible book value per share, and tangible equity to tangible assets), is included in tabular form below:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30,
	2014	2013

Noninterest expense	$18,497	$11,875
Less REO-related expenses	320	183
Less merger-related expenses	1,421	219
Noninterest expense – as adjusted	$16,756	$11,473

Net interest income	$18,600	$13,297
Plus noninterest income	2,769	2,271
Plus tax equivalent adjustment	680	789
Less realized gain/loss on securities	-	-
Net interest income plus noninterest income – as adjusted	$22,049	$16,357

Efficiency ratio	75.99%	70.14%
Efficiency ratio (without adjustments)	86.56%	76.28%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended
	September 30,
	2014	2013
Total stockholders’ equity	$378,048	$368,066
Less: goodwill, core deposits intangibles, net of taxes	(16,439)	(3,193)
Tangible book value	$361,609	$364,873
Common shares outstanding	20,507,248	20,590,544
Tangible book value per share*	$17.63	$17.72

*Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets shown in the table above:

	At or For the Three Months Ended
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013
	(In thousands)
Tangible book value	$361,609	$364,807	$355,284	$354,935	$364,873

Total assets	2,213,895	2,074,454	1,632,308	1,629,325	1,673,526
Less: goodwill, core deposit intangibles, net of taxes	(16,439)	(12,344)	(3,152)	(3,171)	(3,193)
Total tangible assets	$2,197,456	$2,062,110	$1,629,156	$1,626,154	$1,670,333

Tangible equity to tangible assets	16.46%	17.69%	21.81%	21.83%	21.84%

*Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.